Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Real Good Food Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.0001 par value per share	Other(2)	123,397(3)	$7.97(2)	$983,474.09	$0.0000927	$91.17

Total Offering Amounts					$983,474.09	—	$91.17

Total Fee Offsets							—

Net Fee Due							$91.17

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that become issuable under The Real Good Food Company, Inc. 2021 Stock Incentive Plan (the “2021 Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of Class A Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee, in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act, based upon the average of the high and low prices of the Class A Common Stock on April 6, 2022 as reported on the Nasdaq Global Market.

(3)

Represents shares of Class A Common Stock that were automatically added to the shares authorized for issuance under the 2021 Plan pursuant to an “evergreen” provision contained therein. Pursuant to such provision, on January 1, 2022, the number of shares authorized for issuance under the 2021 Plan was automatically increased by an amount equal to 2% of the total number of shares of Class A Common Stock outstanding on December 31, 2021.